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                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                      FORM 8-K

                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934


          Date of Report (date of earliest event reported):  May 15, 1998



                               WELLS FARGO & COMPANY
               (Exact name of registrant as specified in its charter)


          Delaware                      1-6214              No. 13-2553920
(State or other jurisdiction       (Commission File          (IRS Employer
     of incorporation)                  Number)           Identification No.)


               420 Montgomery Street, San Francisco, California 94163
                (Address of principal executive offices)  (Zip Code)


        Registrant's telephone number, including area code:  1-800-411-4932


                                   Not applicable
           (Former name or former address, if changed since last report)

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Item 5:   OTHER EVENTS

        (a) As announced on April 2, 1998, Wells Fargo Bank, N.A. (Wells Fargo) entered into a letter of intent to sell its mortgage servicing business to GMAC Mortgage Corporation (GMAC Mortgage). On May 15, a definitive agreement was signed by Wells Fargo and GMAC Mortgage. Under the terms of the agreement, GMAC Mortgage will acquire the servicing for approximately $26 billion of loans and will subservice approximately $6 billion of Wells Fargo's bank-owned loans. The transaction is expected to close in June, although there is no assurance that the transaction will be completed. The resulting pre-tax gain is currently estimated to be in the area of $65 million, most of which will be recognized in the second quarter, with the remainder recorded in the third quarter when certain adjustments are finalized.

        (b) Attached hereto as Exhibit 99 is the Press Release announcing that Rod Jacobs, Vice Chairman and Chief Financial Officer of Wells Fargo & Company (the Company), has been elected President and Director of both the Company and its primary subsidiary, Wells Fargo Bank, N.A., by the Company's Board of Directors and that Ross Kari, Executive Vice President and head of the Company's Finance Group, has been elected Chief Financial Officer.

Item 7:   FINANCIAL STATEMENTS AND EXHIBITS

        (c)    Exhibits

               3(ii)     By-Laws

               99 Copy of the Press Release announcing the election of Rod Jacobs as President and Director of Wells Fargo & Company and Wells Fargo Bank, N.A. and the election of Ross Kari as Chief Financial Officer


                                      SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on May 21, 1998.


                                   WELLS FARGO & COMPANY



                                   By:  FRANK A. MOESLEIN
                                        ---------------------------------------
                                        Frank A. Moeslein
                                        Executive Vice President and Controller